UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to Rule §240.14a-12

CACI International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 14, 2005

Dear Fellow Stockholder:

I cordially invite you to attend your Company’s 2005 Annual Meeting of Stockholders on November 17, 2005, at 9:30 a.m., local time. The meeting will be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042.

The only scheduled matter to be considered and acted on at the meeting is the election of directors. Detailed information concerning this matter is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

As a stockholder, your vote is important. I encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

Thank you for your cooperation and continued support and interest in CACI International Inc.

Sincerely,

J. P. LONDON
Chairman of the Board, President and
Chief Executive Officer

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held November 17, 2005

Notice is hereby given that the Annual Meeting of Stockholders of CACI International Inc will be held on Thursday, November 17, 2005 at 9:30 a.m., local time, at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042 for the following purposes:

1.	To elect the Company’s Board of Directors.

2.	To transact such other business as may otherwise properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on September 26, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A list of the stockholders entitled to vote at the Annual Meeting will be made available during regular business hours at CACI International Inc, 14151 Park Meadow Drive, Chantilly, Virginia 20151 from November 1, 2005 through November 16, 2005, for inspection by any stockholder for any purpose germane to the meeting.

By Order of the Board of Directors
ARNOLD D. MORSE
Assistant Secretary

Arlington, Virginia
Dated: October 14, 2005

IMPORTANT: Even if you plan to attend the meeting, please complete, sign, date, and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire, even if you previously have sent in your proxy. Please note that if you execute multiple proxies, the last proxy you execute revokes all previous ones.

CACI International Inc
1100 North Glebe Road
Arlington, Virginia 22201

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CACI International Inc to be used at the Annual Meeting of Stockholders of the Company to be held on November 17, 2005. This Proxy Statement is being mailed on or about October 14, 2005. The presence of a stockholder at the Annual Meeting or any adjournment thereof will not automatically revoke such stockholder’s proxy. However, any stockholder furnishing a proxy has the power to revoke it by furnishing written notice to Arnold D. Morse, Assistant Secretary of the Company, by delivering to the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. A proxy card is enclosed for your use in connection with the Annual Meeting. The shares represented by each properly signed and returned proxy will be voted in accordance with the instructions marked thereon or, in the absence of instructions, the proxy will be voted:

FOR the Board of Directors’ nominees for election to the Company’s Board of Directors.

The Board does not expect that any matter other than that set forth in the Notice of the Annual Meeting will be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in accordance with their judgment.

The close of business on September 26, 2005, has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on September 26, 2005, the Company had 30,115,125 shares of common stock outstanding. Each share is entitled to one vote.

PROPOSAL: ELECTION OF DIRECTORS

Ten Directors are to be elected to hold office until the next Annual Meeting or until their respective successors are elected. If a quorum is present, the affirmative vote of the holders of a majority of the shares of stock entitled to vote and present in person, or represented by proxy, at the Annual Meeting will be required to elect each of the nominees.

Unless authority is withheld, the persons named in the accompanying proxy will vote the shares of common stock represented by the proxy FOR the election of the nominees listed below. Consistent with the Company’s Charter and pursuant to the corporation law of the State of Delaware, the total votes received, including abstentions, will be counted for purposes of determining a quorum. Broker non-votes will be counted towards determining a quorum but will not be counted as voting for any candidate. The Board’s Corporate Governance and Nominating Committee has recommended ten nominees for election as Directors until the next Annual Meeting of Stockholders or until their respective successors are elected. All ten of the nominees are current Directors.(1) For more information regarding nomination procedures and corporate governance matters, please consult the “Corporate Governance” section set forth later in this Proxy Statement.

The Company has no reason to believe that any of the nominees will be unable or unwilling to serve. In the event that any nominee is not available or should decline to serve, the persons named in the proxy will vote for the others and will vote for such other person(s) as they, in their discretion, may decide.

_______________
(1)	John M. Toups is retiring from the Board of Directors effective as of the November 17, 2005, Annual Meeting of Stockholders. The Company appreciates Mr. Toup’s service as a Director of the Company since 1993.

NOMINEES

Listed below are the nominees for Director, with information showing the age of each, the year each was first elected as a Director of the Company, and the business affiliations and relevant experience of each. Nine of the ten nominees are non-management Directors.

Non-Management Directors

Herbert W. Anderson, 66. Director of the Company since 2004.

Mr. Anderson brings to the Board his experience as a senior level executive of a Fortune 500 company and his expertise in providing information technology, systems integration, and engineering to the Department of Defense (DoD), national intelligence community, and federal civilian and state/local agencies. Mr. Anderson, former President of Northrop Grumman Information Technology and Corporate Vice President of Northrop Grumman Corporation, officially retired from that company in the Fall of 2004 after 20 years of service with Northrop Grumman. In 1998, Mr. Anderson was named President and CEO of Logicon Inc. when Northrop Grumman combined its Data Systems & Services (DSSD) and Logicon subsidiary into a new organization. Beginning in 1994, Mr. Anderson served in executive roles at DSSD. In 1984, Mr. Anderson joined Northrop as Vice President of Information Resources Management for that company’s former B-2 division. From 2001 to 2004, Mr. Anderson served as a principal member of President George W. Bush’s National Security Telecommunications Advisory Committee. Mr. Anderson is a former member of the Secretary of the Air Force Advisory Group, the Defense Science Board, the Armed Forces Communications and Electronics Association Board, and a former subcommittee board member of the Aerospace Industries Association. Mr. Anderson previously served on the board of the Professional Services Council and the United Services Organization.

Michael J. Bayer, 58. Director of the Company since 2002.

Mr. Bayer brings to the Board a wealth of knowledge and insight into the Department of Defense and the military departments from his years of high level service to numerous Administrations. Since 1992, Mr. Bayer has been a consultant engaged in enterprise strategic planning and mergers and acquisitions. Mr. Bayer served as a member of the board of EG&G, Inc., an architectural and engineering company, until its sale to URS Corporation in August, 2002. Mr. Bayer is currently a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Naval War College Board of Advisors, and the Defense Science Board. Mr. Bayer is currently vice chairman of DoD’s Business Board and Chairman of the Secretary of the Air Force Advisory Group. Mr. Bayer is also a director of Duratek, Inc., a radioactive materials management and disposal company. Mr. Bayer previously served as Counselor to President George H.W. Bush’s Commission on Aviation Security and Terrorism. From 1986 to 1989, Mr. Bayer was a member of the Board of Visitors of the United States Military Academy. From 1990 to 1992, Mr. Bayer served as a member of the Army Science Board, and was its Chairman from 1998 to 2002. Mr. Bayer has also served on a number of non-partisan task forces to improve the management and efficiency of the DoD.

Peter A. Derow, 65. Director of the Company since 2000.

Mr. Derow brings to the Board his experience as a senior level executive of several leading media companies, his knowledge of the financial services industry, and his experience from serving on the boards of many companies. From 2001 to 2002, Mr. Derow was Chief Executive Officer and Director of Dice, Inc. a provider of online recruiting services for technology, engineering, and security-cleared professionals. From 1988 to 1997, Mr. Derow was President and Chief Executive Officer of Institutional Investor, Inc., a publisher of information serving the financial services industry. Mr. Derow is currently a director of 101 Communications, LLC, a publisher serving the information technology industry; Globalspec Inc., an Internet site serving engineers; The Motley Fool, Inc., a distributor of investment information; Publishers Clearing House, a direct mail marketer; and Money Media, Inc., a media company that focuses primarily on Internet-based publications. Mr. Derow previously served on the boards of CBS, Inc. and Moore Medical, Inc.

Richard L. Leatherwood, 66. Director of the Company since 1996.

Mr. Leatherwood brings to the Board senior level executive experience with publicly held corporations. Mr. Leatherwood’s experience includes business unit management for a Fortune 500 transportation company. From 1986 to 1991, Mr. Leatherwood was President and Chief Executive Officer of CSX Equipment Group. In 1985, Mr. Leatherwood was Vice Chairman of Chessie System Railroads and Seaboard System Railroad.

From 1983 to1985, Mr. Leatherwood was President and Chief Executive Officer of Texas Gas Resources Group. From 1977 to 1983, Mr. Leatherwood held positions with Texas Gas Resources Corporation, a conglomerate of transportation and energy businesses with both revenues and assets in excess of $2.0 billion: 1982 to 1983, Executive Vice President; 1980 to 1982, Senior Vice President and Chief Financial Officer; 1979 to 1980, Vice President and Assistant to the President; and 1977 to 1979, Vice President, Planning and Systems, Trucking Division. Mr. Leatherwood is currently a director of Dominion Resources, Inc., an integrated gas and electric company. Mr. Leatherwood was formerly a director of Dominion Energy, Inc., MNC Financial, Inc., CSX Corporation, and Virginia Electric and Power Company, Inc.

Barbara A. McNamara, 63. Director of the Company since 2003.

Ms. McNamara brings to the Board a wealth of knowledge and insight into the intelligence community, including the National Security Agency (NSA), and an understanding of the interplay between U.S. intelligence agencies and their foreign partners. From 2000 to 2003, Ms. McNamara served as Special United States Liaison Officer, London, England, where she was responsible to the Director of NSA for representing NSA in its relationships with United Kingdom (UK) authorities, including the Government Communications Headquarters, the UK’s cryptologic organization. From 1993 to 2000, Ms. McNamara held executive level positions at the NSA: 1997 to 2000, Deputy Director; 1995 to 1997, Deputy Director of Operations, NSA/Central Security Service (CSS); 1994 to 1995, Executive Director, NSA/CSS; and 1993 to 1994, NSA/CSS Representative to the DoD. Ms. McNamara is currently a director of the Security Affairs Support Association, a professional association that brings industry and government together to discuss and solve problems of mutual interest; INTEC Billing, Inc., a worldwide operations support systems vendor for networks; and Signalscape, a provider of advanced signal processing solutions for the law enforcement and security agency markets.

Arthur L. Money, 65. Director of the Company since 2002.

Mr. Money brings to the Board vast experience as a senior official at the Department of Defense, and as a senior level technology executive in the private sector with a background in defense electronics and the intelligence industry. From 1999 to 2001, Mr. Money served as Assistant Secretary of Defense (ASD) for Command, Control, Communications and Intelligence. From 1998 to 2001, Mr. Money was DoD Chief Information Officer and from 1998 to 1999 he was the Senior Civilian Official, Office of the ASD. From 1996 to 1998, Mr. Money was Assistant Secretary of the Air Force for Research Development and Acquisition and Chief Information Officer for the Air Force. Mr. Money is currently director of Silicon Graphics, Inc., a manufacturer of high performance computers; SafeNet, a developer and manufacturer of enterprise network security solutions; Essex Corporation, a developer of optoelectronic processors; Intelli-Check, Inc., a developer and marketer of document verification systems; Terremark Worldwide Inc., an international company specializing in network and telecommunications services; INTEVAC, Inc., a manufacturer of capital equipment for hard disk media manufacturing; and SteelCloud, Inc., a developer of custom-designed, pre-configured network applications and infrastructure server appliances.

Dr. Warren R. Phillips, 64. Director of the Company since 1974.

In addition to his experience as a senior level technology executive, Dr. Phillips brings to the Board considerable expertise in the areas of information technology policy, public sector finance, and the provision of computer services. The Board also benefits from Dr. Phillips’ familiarity with the U.S. intelligence community and his understanding of international business issues. Dr. Phillips serves as the financial manager for the Albanian-Macedonian-Bulgarian Oil Pipeline Corporation, a $1.5 billion (CAPEX) crude oil pipeline developer for Caspian oil flows to the west. From 1993 to 2001, Dr. Phillips was Executive Vice Chairman and Chief Financial Officer of Maryland Moscow, Inc., a 501(c)(3) educational and training venture that was involved in over $50 million in financial training to the newly evolving countries of the former Soviet Union. Dr. Phillips helped train and provided advice in developing financial systems (bank, stock exchange, pension, insurance, and government) in most of those countries. Between 1974 and 2003, Dr. Phillips was Professor of Government and Politics at the University of Maryland. During that time he served in a number of administrative positions including Vice President for Academics at UMBC, and Assistant Vice President for Administration for the University System where he managed system-wide information technology, budgeting, and internal audit.

Charles P. Revoile, 71. Director of the Company since 1993.

As an attorney and former senior level executive, Mr. Revoile brings to the Board his considerable experience in the governance of publicly held corporations and in contracting with the Federal Government. In addition, the Board values Mr. Revoile’s perspective in financial and management disciplines as an active private investor. From 1985 to 1992, Mr. Revoile served as Senior Vice President, General Counsel, and Secretary of CACI International Inc. From 1971 to 1985, Mr. Revoile was Vice President and General Counsel of Stanwick Corporation. Currently, Mr. Revoile is a legal and business consultant and an independent investor.

Larry D. Welch, 71. Director of the Company since 2002.

As a former Chief of Staff of the Air Force and Commander in Chief of the Strategic Air Command, General Larry D. Welch, United States Air Force (USAF) (Retired) brings to the Board valuable insights into the Department of Defense, space, and intelligence communities. Since 2003, General Welch has been a Fellow at the Institute for Defense Analyses, a federally chartered research center providing operations and technical analysis, and management and information systems analysis for the DoD and other U.S. Government agencies, where he served as President and Chief Executive Officer from 1991 to 2003. Prior to retiring from the USAF in 1990, General Welch served as follows: 1986 to 1990, 12th Chief of Staff; 1985 to 1986, Commander in Chief, Strategic Air Command; 1984 to 1985, Vice Chief of Staff; 1982 to 1984, Deputy Chief of Staff, Programs and Resources; and 1981 to 1982, Commander, Air Force Central Command.

Management Director

Dr. J. P. London, 68. Chairman of the Board, President and Chief Executive Officer.

Under Dr. London’s leadership, CACI has grown from a small professional services consulting firm to become a pacesetter in information technology and communications solutions markets. CACI operations today are worldwide and global in nature. Dr. London joined CACI in 1972. He was elected President and Chief Executive Officer in 1984 and has been a Director since 1981. From 1982 to 1984, Dr. London was President of the Company’s largest operating division. From 1979 to 1982, he was one of the Company’s Executive Vice Presidents; from 1977 to 1979, he served as a Senior Vice President; and from 1975 to 1977, Dr. London was a Vice President. Dr. London is currently a director and member of the Executive Committee of the Armed Forces Communications and Electronics Association and was formerly a member of the Senior Advisory Board of the Northern Virginia Technology Council. Dr. London holds a B.S. in Engineering from the United States Naval Academy, a M.S. in Operations Research from the United States Naval Postgraduate School, and a Doctorate in Business Administration, conveyed with distinction, from the George Washington University School of Business and Public Management. Early in his career, Dr. London served as a Naval Aviator. Dr. London now holds the rank of Captain, U.S. Navy Reserve (Retired).

DIRECTOR COMPENSATION

Each Director not employed by the Company or any of its subsidiaries is compensated according to the following arrangements for his/her participation in meetings of the full Board and the Committee(s) of which he/she was a member:(1)

•	Full Board — $29,750 annual retainer for up to four meetings per year during fiscal year 2005. Any additional in-person meetings of any length, $1,000. Additional phone meetings of any length, $500 per meeting. In fiscal year 2005, each returning Director was granted 3,000 stock options and newly elected Director Herbert Anderson received a one time grant of 5,000 stock options at the closing price of a share of the common stock on the date of the 2004 Annual Meeting of Stockholders. Under the Company’s Director Stock Purchase Plan (DSPP), Directors may also elect to receive Restricted Stock Units (RSUs) in lieu of up to fifty percent (50%) of their annual retainer, with such election to be made prior to the commencement of the effective calendar year. RSUs issued under the DSPP are done so at a price equal to the closing price of a share of common stock of the Company on the business day preceding the date a retainer is paid or would be payable.

•	Audit Committee — $6,000 for up to four meetings per year. Any additional in-person meetings of any length, $1,000 per meeting. Additional phone meetings of any length, $500 per meeting. The Chairman of this Committee receives an additional $8,000.

•	Risk Management and Security Committee — Subcommittee of the Audit Committee, formed August 2004. $5,000 for up to four meetings per year. Additional in-person meetings $750. Additional phone meetings of any length, $400 per meeting.

•	Compensation Committee — $6,000 for up to four meetings per year. Any additional in-person meetings of any length, $1,000 per meeting. Additional phone meetings of any length, $500 per meeting. The Chairman of this Committee receives an additional $8,000.

•	Executive Committee — $1,250 per meeting.

•	Investor Relations Committee — $5,000 for up to four meetings per year. Any additional in-person meetings of any length, $1,000 per meeting. Additional phone meetings of any length, $500 per meeting. The Chairman of this Committee receives an additional $2,000.

•	Corporate Governance and Nominating Committee — $5,000 for up to four meetings per year. Any additional in-person meetings of any length, $1,000 per meeting. Additional phone meetings of any length, $500 per meeting. The Chairman of this Committee receives an additional $2,000.

•	Strategic Assessment Committee — $5,000 for up to four meetings per year. Any additional in-person meetings of any length, $1,000 per meeting. Additional phone meetings of any length, $500 per meeting.

Dr. London received no separate compensation for his services as Director. Directors other than Dr. London were reimbursed for expenses associated with attending meetings of the Board and its Committees.

During fiscal year 2005, in addition to the retainer and Committee meeting fees, Director Phillips received compensation of $27,500 for additional services performed as a Director in connection with the Committees on which he serves, and Director Welch received compensation of $1,250 for additional services performed as a Director in connection with his participation in the Strategic Assessment Committee.

During fiscal year 2006, the annual retainer for Directors who are not employed by the Company or any of its subsidiaries will be $30,500. In addition, returning Directors will receive a grant of 3,000 stock options upon re-election to the Board.

_______________
(1)	Unless otherwise noted, these fees are current effective December 1, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table provides the latest available information with respect to beneficial ownership of the Company’s common stock held by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock.

Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21201	2,609,900	8.67%
Barclays Global Investors, N.A.(3) Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	2,482,157	8.24%

(1)	Based on 30,115,125 shares of common stock outstanding as of the September 26, 2005 record date.

(2)	The number of shares beneficially held by T. Rowe Price Associates, Inc. is based solely on information in a Schedule 13G/A filed with the SEC on February 16, 2005 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole voting power over 435,900 shares and sole dispositive power over 2,609,900 shares. T. Rowe Price Associates, Inc. states that it is an investment adviser registered under the Investment Advisers Act of 1940.

(3)	Information is based solely on a report on Schedule 13G filed by Barclays Global Investors, N.A. and Barclays Global Fund Advisors with the SEC on February 14, 2005. The report states that Barclays Global Investors, N.A., a bank, has sole voting power over 1,610,308 shares and sole dispositive power over 1,802,593 shares. The report also states that Barclays Global Fund Advisors, an investment adviser, has sole voting power over 678,059 shares and sole dispositive power over 679,564 shares.

The following table provides information as of September 26, 2005, with respect to beneficial ownership for each Executive Officer, each present Director, each Director nominee, and for all Executive Officers and Directors of the Company as a group.

Name of Beneficial Owner and Position	Amount of Beneficial Ownership of Common Stock(1)		Percent of Common Stock(2)
Dr. J. P. London Chairman, President CEO and Nominee	677,334	(3)	2.25%
Paul M. Cofoni President, U.S. Operations CACI, INC.-FEDERAL	0		*(4)
William M. Fairl Chief Operating Officer U.S. Operations CACI, INC.-FEDERAL	32,706	(5)	*
Stephen L. Waechter Executive Vice President, Chief Financial Officer, Treasurer, and Director of Business Services	143,000	(6)	*
Gregory R. Bradford Chief Executive, CACI Limited, and President, Information Solutions Group	253,000	(7)	*
Herbert W. Anderson Director and Nominee	3,750	(8)	*
Michael J. Bayer Director and Nominee	11,146	(9)	*
Peter A. Derow Director and Nominee	20,250	(9)	*
Richard L. Leatherwood Director and Nominee	31,250	(10)	*
Barbara A. McNamara Director and Nominee	7,250	(11)	*
Arthur L. Money Director and Nominee	10,250	(9)	*
Dr. Warren R. Phillips Director and Nominee	14,700	(12)	*
Charles P. Revoile Director and Nominee	34,424	(12)	*
John M. Toups Director	24,250	(13)	*
Larry D. Welch Director and Nominee	10,250	(9)	*
All Executive Officers, Directors, and Director Nominees as a Group (15 in number)	1,273,560		4.23%

(1)	All options exercisable currently or within the next 60 days are treated as exercised for shares of common stock.

(2)	Based on 30,115,125 shares of common stock outstanding as of the September 26, 2005 record date.

(3)	Includes 543,334 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(4)	The asterisk (*) denotes that the individual holds less one percent (1%) of outstanding common stock. This stock is included in the total percentage of outstanding common stock held by the Executive Officers and Directors shown above.

(5)	Includes 4,541 shares in CACI’s 401(k) and 28,165 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(6)	Includes 136,000 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(7)	Includes 223,000 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(8)	Includes 3,750 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(9)	Includes 10,250 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(10)	Includes 4,000 shares owned by Mr. Leatherwood’s wife and 14,250 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(11)	Includes 7,250 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(12)	Includes 14,250 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

(13)	Includes 18,250 shares obtainable upon exercise of options exercisable within 60 days of the date of this table.

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s Officers and Directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Such Officers, Directors, and stockholders are required by SEC regulations to furnish the Company with copies of all such reports that they file.

The Company has in place a system designed to ensure timely reporting of Forms 3, 4, and 5 following a reportable transaction. While the reporting person is responsible for making the filing, ordinarily when a reporting person engages in a transaction with the Company, such as the grant of a stock option, RSU, or similar award, Company personnel generate the report on a timely basis for the benefit of the reporting person. In the following instances, those reports were inadvertently not generated and filed on a timely basis.

Form 4s were not filed for Directors Bayer, McNamara, Phillips, Toups, and Welch for eight grants of RSUs they each received during fiscal years 2003, 2004, and 2005 under the DSPP. The aggregate number of RSUs for which the necessary reports were not filed on a timely basis was 1,885. Form 4s were also not filed for Director McNamara for 288 shares of common stock earned for participation in Strategic Assessment Committee meetings during fiscal years 2004 and 2005. The Form 3 filed for Officer Fairl in November 2004 did not include a grant of RSUs he received in fiscal year 2004 and a grant of RSUs and stock options he received in fiscal year 2005. All required reports have subsequently been filed.

EXECUTIVE OFFICERS

As of September 1, 2005, the Executive Officers of the Company were Dr. J. P. London, Chairman of the Board, President, and Chief Executive Officer, and the following four persons indicated in the table below.

Name, Age	Positions and Offices With the Company	Principal Occupations, Past Five Years
Paul M. Cofoni, 57	President, U.S. Operations CACI, INC.-FEDERAL	President, U.S. Operations, CACI, INC.-FEDERAL since August 2005; Computer Sciences Corporation: 2001–2005, President Federal Sector; and 1998–2001, President, Technology Management Group.
William M. Fairl, 56	Chief Operating Officer, U.S. Operations CACI, INC.-FEDERAL
Chief Operating Officer, U.S. Operations, CACI, INC.-FEDERAL since April 2005, Acting Chief Operating Officer; 2004–2005, Executive Vice President; 2001–2004, Senior Vice President, 1996–2001; Vice President, 1993–1996.

Stephen L. Waechter, 55	Executive Vice President, Chief Financial Officer, Treasurer and Director of Business Services	Executive Vice President, Chief Financial Officer, Treasurer and Director of Business Services for the Company since 1999.
Gregory R. Bradford, 56	Chief Executive, CACI Limited, and President, Information Solutions Group	Chief Executive, CACI Limited since 2000; Managing Director, 1985–2000; President of Information Solutions Group (formerly the Company’s Marketing Systems Group) since 1994.

EXECUTIVE OFFICER COMPENSATION

Compensation of Executive Officers

The following table summarizes the compensation of the Executive Officers for the fiscal year ending June 30, 2005, compared with the two previous fiscal years. Annual compensation includes amounts awarded to, earned by, or paid to Dr. J. P. London, the Company’s Chairman of the Board, President and Chief Executive Officer, and four other Executive Officers, including amounts deferred at an Executive Officer’s election.

Summary of Executive Officer Compensation

Long Term Compensation
Annual Compensation							Awards
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)
Name and Principal Position	Fiscal Year	Salary $		Bonus $		Other Annual Compensation $(1)	Restricted Stock Award $(2)	Options #	All Other Compensation $(3)

J. P. London Chairman of the Board, President, and CEO	2005 2004 2003	712,050 573,497 511,373		1,629,783 1,842,719 1,356,572		99,249 131,952 109,817	1,291,213 516,902 389,829	71,875 125,000 70,000	114,152 304,067 83,733

W.M. Fairl Chief Operating Officer, U.S. Operations, CACI, INC.-FEDERAL	2005	251,583		549,895		14,047	396,186	23,750	22,559

S.L. Waechter EVP, CFO, Treasurer and Director of Business Services	2005 2004 2003	306,930 286,378 280,804		1,995,119 1,199,755 618,107	(4)	0 20,885 24,892	366,680 118,354 141,152	27,500 52,500 36,000	87,387 66,130 42,739

G. R. Bradford Chief Executive CACI Limited, and President, Information Solutions Group	2005 2004 2003	302,407 243,271 262,828	(5) (5) (5)	496,390 404,589 125,852	(5) (5) (5)	47,468 81,109 95,148	366,680 30,056 0	27,500 16,500 27,000	28,033 11,963 22,106

J. P. Elefante EVP, General Counsel, Secretary, and Director of Contract and Administrative Services(6)	2005 2004 2003	247,401 225,351 218,192		352,225 372,217 222,035		0 8,878 6,480	200,000 50,320 36,759	15,000 26,250 15,000	27,122 18,223 15,961

(1)	Other annual compensation for all listed Executives includes the value of a 15 percent discount provided to Executives electing to defer a portion of their annual cash bonus compensation to the purchase of common stock under the Management Stock Purchase Plan (MSPP). For the fiscal years ended June 30, 2005, 2004 and 2003, other annual compensation for J.P. London included $58,786, $91,212 and $68,773, respectively, of value attributed to the 15 percent discount, and a $25,000 personal expense allowance for each of the three years. Other annual compensation for the fiscal years ended June 2005, 2004 and 2003 for G.R. Bradford included $18,946, $17,753 and $16,178, respectively, of automobile lease payments and $22,522, $15,232 and $17,111, respectively, of medical expense reimbursements. Other annual compensation for G.R. Bradford for fiscal years 2004 and 2003 also included education tuition reimbursements of $37,385 and $61,859, respectively.

(2)	Restricted stock awards consist of restricted stock units (RSUs) provided pursuant to the Company’s MSPP and the Company’s 1996 Stock Incentive Plan. The amounts in this column include the portion of annual cash bonus compensation deferred by those Officers choosing to allocate a portion of their annual cash bonus compensation to the purchase of shares of common stock under the MSPP. The value of restricted stock awards is calculated by multiplying the closing market price of a share of common stock on the date of grant (as adjusted by the 15 percent discount provided for RSUs granted under the MSPP) by the number of restricted stock awards granted. RSUs granted under both the 1996 Stock Incentive Plan and the MSPP vest in full three years from the date of grant. The aggregate number of RSUs granted for fiscal years through fiscal year 2005 to each of the Officers is as follows: J.P. London, 58,876; W.M. Fairl, 10,620; S.L. Waechter, 17,517; G.R. Bradford, 10,051; J.P. Elefante, 7,748. The value of the shares underlying the invested RSUs as based on the price of a share of Company common stock at close of business on June 30, 2005, for each of the Officers listed above is as follows: J.P. London, $3,718,608; W.M. Fairl, $670,759; S.L. Waechter, $1,106,374; G.R. Bradford, $634,821, J.P. Elefante, $489,364. With the exception of the RSUs granted to J.P. Elefante, which were forfeited in entirety on August 31, 2005, all RSUs were unvested as of the date of record, September 26, 2005.

(3)	For each of the listed Executives above, All Other Compensation includes Company contributions made on behalf of the listed Executives to the Company’s non-qualified supplemental executive retirement savings plan (NQSP) and its 401(k) plan. The amount of the Company NQSP and 401(k) plan contributions made for the year ended June 30, 2005 for each of the listed Executives, respectively, is as follows: J.P. London, $107,852 and $6,300; W.M. Fairl, $16,159 and $6,400; S.L. Waechter, $81,087 and $6,300; G.R. Bradford, $23,058 and $4,975; J.P. Elefante, $20,752 and $6,370.

(4)	Includes $742,649 of bonus earned in connection with the Company’s acquisition of the Defense and Intelligence Group of American Management Systems, Inc.

(5)	Mr. Bradford’s compensation is paid partly in British pounds sterling and is reported in this table in U.S. dollars at the average exchange rate in effect during the fiscal year. This currency conversion of pounds sterling to U.S. dollars causes Mr. Bradford’s reported salary and bonus to fluctuate from year to year.

(6)	Jeffrey P. Elefante retired from the Company effective August 31, 2005.

Stock Options

The tables below contain information relating to stock options granted to the Executive Officers named above.

Option Grants During Fiscal Year 2005

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (column [e])
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)(2)	Expiration Date	5% ($)(3)	10% ($)(3)
J. P. London	71,875	14.4%	40.00	6/30/11	1,170,414	2,727,562
W. M. Fairl	23,750	4.8%	40.00	6/30/11	386,745	901,281
S. L. Waechter	27,500	5.5%	40.00	6/30/11	447,810	1,043,589
G. R. Bradford	27,500	5.5%	40.00	6/30/11	447,810	1,043,589
J. P. Elefante(4)	15,000	3.0%	40.00	6/30/11	244,260	569,230

(1)	The options granted during fiscal year 2005 vest in increments of one-third annually beginning two years from the date of grant, and provide for full vesting upon retirement at age 65 or older.

(2)	The exercise price of options granted under the 1996 Stock Incentive Plan is equal to the closing price of the common stock on the date of grant, July 1, 2004.

(3)	The potential realizable value of the options assumes option exercise seven years from the date of grant and is calculated based upon the assumption that the market price of the underlying shares will increase over the seven-year period at the assumed annual rates, compounded annually. The assumed annual rates in this column are suggested by the SEC. The actual pre-tax value, if any, that an executive may realize will depend on the excess of the common stock price of a share of common stock of the Company over the grant price (listed in this table as the “exercise price”) on the date the option is exercised. There is no assurance the value realized by an individual will be at or near the value estimated in this column.

(4)	The stock options granted to J.P. Elefante were forfeited in entirety effective with Mr. Elefante’s retirement on August 31, 2005.

Aggregated Option Exercises in Fiscal Year 2005, and Fiscal Year-End Option Values

(a)	(b)	(c)	(d)		(e)
			Number of Unexercised Options at June 30, 2005(#)		Value of Unexercised In-the-Money Options at June 30, 2005($)
Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)(2)
J. P. London	0	0	488,334	178,541	22,842,872	4,716,973
W. M. Fairl	20,000	735,943	10,082	55,250	285,374	1,457,320
S. L. Waechter	50,000	2,551,570	116,500	75,900	4,361,135	2,029,424
G. R. Bradford	0	0	243,500	47,500	11,509,540	1,199,830
J. P. Elefante(3)	70,750	3,138,361	0	37,500	0	991,100

(1)	Market value of underlying securities at exercise, minus the exercise price.

(2)	The value of unexercised in-the-money options is calculated by subtracting the exercise price from the market value of the Company’s stock at fiscal year-end (which was per share $63.16, based on the closing price of the common stock as reported on the New York Stock Exchange on June 30, 2005).

(3)	The 37,500 unexercised stock options held by Mr. Elefante at June 30, 2005, were forfeited effective with his retirement on August 31, 2005.

Employment Agreements

The Company has entered into agreements with certain Executive Officers for the purpose of providing those Officers with a degree of security that will enhance the chances that they will remain with the Company, even when there is a planned or threatened change of control of the Company. Generally, the term of each agreement is one year with automatic one-year extensions each year thereafter. Each Executive Officer who is a party to one of these agreements may have his employment terminated by the Company without payment of any kind in the event of death, disability, or for cause as determined by the Board. In the event of termination for any other reason, the agreements provide that the Company will pay a severance payment equal to a number of months of the Executive’s base salary. In the event of a termination, or resignation for “good reason,” within one year of the effective date of a change of control, as defined in the agreements, the agreements provide that the Company will pay a termination payment equal to a number of months of the Executive’s base salary. The agreements restrict each Executive’s rights to compete with the Company or to offer employment to Company employees following termination. Additional information about the agreements is provided below.

On August 17, 1995, the Company entered into an Employment Agreement with Dr. J. P. London, the Chairman of the Board, President, and Chief Executive Officer of the Company. The agreement provides for a salary of not less than $200,000 per year to be set by the Board, and participation in any bonus, incentive compensation, pension, profit-sharing, stock purchase, and stock option plan as well as annuity or group insurance, medical and other benefit plans maintained by the Company for its employees. The agreement also provides that the Company will reimburse business expenses incurred in the performance of Dr. London’s duties. Under the agreement, Dr. London’s severance payment is equal to 18 months of his current base salary. In the event Dr. London is terminated within one year following a change of control of the Company, Dr. London will receive a termination payment equal to 36 months of his current base salary.

On September 9, 2005, the Company entered into a Severance Compensation Agreement with Paul M. Cofoni, President of CACI, INC.-FEDERAL, the terms of which are generally consistent with the description set forth above for Dr. London. If Mr. Cofoni’s employment is terminated on or before August 15, 2007, his severance payment is equal to one year of his current salary and one year CACI executive health care; if Mr. Cofoni accepts post-employment with another entity that provides health care during the one-year period, then CACI will not provide him with health care coverage; if Mr. Cofoni’s employment is terminated after August 15, 2007 for reason other than for cause or change in control, his severance payment is equal to two years of his then base salary; and in the event Mr. Cofoni’s employment is terminated within 18 months following a change of control, he will receive a termination payment equal to 18-months of his base salary. Mr. Cofoni has a two-year non-compete provision with the Company.

On September 12, 2005, the Company entered into a Severance Compensation Agreement with William M. Fairl, Chief Operating Officer, the terms of which are generally consistent with the description set forth above for Dr. London. Mr. Fairl’s severance payment is equal to four months of his current base salary plus one month base salary for each year of service, up to an aggregate maximum of 12 months salary; and in the event Mr. Fairl is terminated within one year following a change of control, he will receive a termination payment equal to two times the amount CACI would have been required to pay Mr. Fairl if his employment had been terminated in the absence of a change of control. Mr. Fairl has a two-year non-compete provision with the Company.

On November 16, 2001, the Company entered into a Severance Compensation Agreement with Stephen L. Waechter, the Executive Vice President, Chief Financial Officer, Treasurer and Director of Business Services of the Company, the terms of which are generally consistent with the description set forth above for Dr. London. The severance payment is equal to 12 months of Mr. Waechter’s current base salary; and in the event Mr. Waechter is terminated within one year following a change of control of the Company, he will receive a termination payment equal to 24 months of his current base salary. Mr. Waechter has a one-year non-compete provision with the Company.

On July 22, 1999, the Company entered into a Severance Compensation Agreement with Gregory R. Bradford, the Chief Executive of CACI Limited, and President of Information Solutions, the terms of which are generally consistent with the description set forth above for Dr. London. The severance payment is equal to 12 months of Mr. Bradford’s current base salary; and in the event Mr. Bradford is terminated within one year following a change of control of the Company, he will receive a termination payment equal to 24 months of his current base salary. Mr. Bradford has a one-year non-compete provision with the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information as of June 30, 2005 regarding shares of the common stock of the Company authorized for issuance under its equity compensation plans. The equity compensation plans approved by the stockholders of the Company are the 1996 Stock Incentive Plan (1996 Plan), the DSPP, the Management Stock Purchase Plan (MSPP), and the Employee Stock Purchase Plan (ESPP).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(3)
Equity Compensation Plans Approved by Shareholders	2,488,980	$28.44	2,612,024
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	2,488,980	$28.44	2,612,024

(1)	The DSPP allows Directors to elect to receive RSUs at the market price of the Company’s common stock on the date of the award in lieu of up to 50 percent of their annual retainer fees. The MSPP allows those senior executives with stock holding requirements a mechanism to receive RSUs in lieu of up to 30 percent of their annual bonus compensation. The RSUs are awarded under the MSPP at 85 percent of the market price of the Company’s common stock on the date of the award. The ESPP, for periods through June 30, 2005, allowed eligible full-time employees to purchase shares of common stock at 85 percent of the lower of the price of a share of common stock on the first or last day of the quarter.

(2)	The weighted-average exercise price above does not include the weighted-average market-prices of shares underlying RSUs issued under the DSPP, MSPP, ESPP and the 1996 Plan. This column only represents the weighted-average exercise price of stock options issued under the 1996 Plan that were outstanding as of June 30, 2005.

(3)	The remaining number of securities available for issuance under stock purchase plans approved by shareholders as of June 30, 2005 is as follows: the DSPP, 72,224; the MSPP, 246,971; and the ESPP, 190,936.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a Director’s Code of Business Ethics and Conduct and a Code of Ethics and Business Conduct Standards that apply, respectively, to our Directors and to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all of our principal executives. Each such Director and Officer is required to review the applicable Code of Ethics and to certify compliance annually. There have not been any waivers of either Code relating to any such Directors or Officers. The Codes are available for review on our website at www.caci.com/about/dir ethics.shtml and www.caci.com/about/ethics.shtml.

Committees and Meetings of the Board of Directors

It is the Company’s policy to encourage all Directors to attend in person its Annual Meeting of Shareholders each year as well as participate in person or, if not possible, via teleconference where feasible, in all Board of Directors and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held seven meetings during fiscal year 2005, which ended June 30, 2005. All Directors attended the 2004 Annual Meeting of Stockholders held on December 1, 2004. Each Director, while acting as Director, attended at least seventy-five percent (75%) of the total number of meetings held by the Board and Committees of the Board on which he/she served.

The Board had a Compensation Committee, an Executive Committee, an Audit Committee, a Risk Management and Security Committee (a subcommittee of the Audit Committee), an Investor Relations Committee, a Corporate Governance and Nominating Committee, and a Strategic Assessment Committee, during fiscal year 2005.

Compensation Committee and Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Directors Bayer, Leatherwood, Revoile, Toups, and Welch. The Board has determined that all Compensation Committee members are independent in accordance with the New York Stock Exchange’s (NYSE) definition. Director Revoile serves as the Committee Chairman. The Compensation Committee administers the Company’s 1996 Plan, MSPP, DSPP, and ESPP; determines the benefits to be granted to key employees thereunder; is responsible for determining and making recommendations to the Board regarding compensation and benefits to be paid to Executive Officers of the Company; and maintains oversight of the Company’s Affirmative Action, and Small, Disadvantaged and Minority Subcontracting activities. The Compensation Committee met six times during fiscal year 2005. Director Revoile recuses himself from the voting on all specific officer compensation matters, including action on all Internal Revenue Service approved compensation plans. During fiscal year 2005, the members of the Compensation Committee had no relationships with the Company other than their relationship as Directors, entitled to the receipt of standard compensation as Directors and members of certain Committees of the Board, and their relationship to the Company as stockholders. No person serving on the Compensation Committee or on the Board of Directors is an Executive Officer of another entity for which any of our Executive Officers serves on the board of directors or compensation committee. The Charter of the Compensation Committee is set forth on the Company’s website at www.caci.com. A report of the Compensation Committee regarding executive compensation appears below in this Proxy Statement.

Executive Committee

The Executive Committee consists of Directors Bayer, London, Phillips, Revoile, and Toups. Director London serves as the Committee Chairman. The Executive Committee is responsible for providing Board input and authorization necessary in the interim between full Board meetings, and for identifying those items which merit consideration or action by the entire Board. The Executive Committee did not hold any meetings during fiscal year 2005.

Audit Committee

The Audit Committee consists of Directors Derow, Leatherwood, McNamara, Money, and Phillips. The Board has determined that all current Audit Committee members are independent in accordance with SEC and NYSE requirements. Director Leatherwood is the Committee Chairman and has served as such since November 20, 2003. The Audit Committee is responsible for overseeing and reviewing the Company’s financial information that will be provided to stockholders and others, the system of internal controls established by management and the Board, and the annual audit conducted by the independent accountants. The Audit Committee met six times during fiscal year 2005. The Charter of the Audit Committee is attached to this Proxy Statement as Appendix A. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy is attached as Appendix B. The Charter and Pre-Approval Policy are also set forth on the Company’s website at www.caci.com. A report of the Audit Committee appears below in this Proxy Statement.

Risk Management and Security Committee

The Risk Management and Security Committee is a subcommittee of the Audit Committee. The Committee consists of Directors McNamara and Money. The Risk Management and Security Committee was created to assure the Board leadership that classified security projects are properly managed and are operating within the Company’s business guidelines and do not present undue risk to the Company or its shareholders. The Committee is responsible for examining any and all classified projects regardless of the organizational structure under which the projects are performed. The Risk Management and Security Committee met seven times during fiscal year 2005.

Investor Relations Committee

The Investor Relations Committee consists of Directors Anderson, Derow, Revoile, Toups, and Welch. Director Derow is the Committee Chairman and has served as such since December 1, 2004. The Investor Relations Committee is responsible for monitoring the strategic direction and overall status of the Company’s investor relations program and associated activities. The Investor Relations Committee met four times during fiscal year 2005.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Directors Bayer, Leatherwood, Phillips, Revoile, and Toups. The Board has determined that all current Corporate Governance and Nominating Committee members are independent in accordance with the NYSE’s definition. Dr. Phillips serves as the Committee Chairman. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the general criteria and qualifications for membership on the Board; identifying and selecting individuals to be nominated for election to the Board; recommending the number of Directors to be elected each year (within the bounds established by the Company’s By-Laws); developing and recommending to the Board a set of general corporate governance principles; and periodically reviewing, evaluating, and proposing revisions thereto. The Committee met five times during fiscal year 2005. The Charter of the Corporate Governance and Nominating Committee is set forth on the Company’s website at www.caci.com.

Strategic Assessment Committee

The Strategic Assessment Committee consists of Directors Anderson, Bayer, McNamara, Money, Phillips, and Welch. Dr. Phillips serves as the Chairman of the Committee. The Committee supports the Company’s strategic planning initiatives by assessing marketplace occurrences and technology developments including those related to networking, homeland security, and intelligence and by directing and supporting the activities of the CACI Advisory Board. The Committee met eight times during fiscal year 2005.

Criteria for Determining Board and Committee Independence

The Board has affirmatively determined that ten of the eleven current Directors are independent in accordance with the NYSE’s definition. Because of Dr. London’s service as President and Chief Executive Officer of the Company, he is not independent as defined by the NYSE rules. NYSE rules require the Company’s Board of Directors to adopt criteria and apply those criteria to making an affirmative determination whether each Director is “independent” in accordance with the NYSE definition. The following criteria have been applied by the Board in making its affirmative determination of independence with respect to all current Directors:

•	No Material Relationship. The director must not have any material relationship with the Company or its subsidiaries apart from his/her service as a director. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable, and familial relationships that exist, either directly or indirectly, between the director and the Company.

•	Employment. The director must not have been an employee of the Company or any of its subsidiaries at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company or any of its subsidiaries in the prior three years.

•	Other Compensation. The director and all of his/her immediate family members must not have received direct compensation from the Company or any of its subsidiaries, other than in the form of director fees, pension or other forms of deferred compensation, during the past three years.

•	Auditor Affiliation. The director must not have been affiliated with, or employed by, the Company’s internal or external auditors during the past three years. In addition, a member of the director’s immediate family cannot have been employed in a professional capacity by the internal or external auditor during the past three years.

•	Interlocking Directorships. During the past three years, the director cannot have been employed by another entity where one of CACI’s executives served on the compensation committee. In addition a member of the director’s immediate family cannot have been an executive officer of such entity.

•	Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company or any of its subsidiaries, or made payments to the Company or any of its subsidiaries, for property or services that exceed the greater of $1 million or two percent (2%) of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or two percent (2%) of the other entity’s annual consolidated gross revenues.

•	Independent Judgment. The director must not have any other relationship or affiliation with the Company or another entity that will, in the judgment of the Board, interfere with the exercise of independent judgment by the director.

Nominating Process

The Company’s By-Laws describe the procedure by which the Board, a Board Committee, or stockholder who is entitled to vote and meets the By-Laws’ advance notification requirements may recommend a candidate for nomination as a Director.(1) The Corporate Governance and Nominating Committee is tasked with, among other things, identifying and recommending prospective Director nominees.(2) It is the Committee’s policy to consider similarly, irrespective of the source of the nomination, all Director nominee recommendations properly presented in accordance with the prescribed By-Law requirements on the basis of the potential Director nominee’s background and business experience. The criteria that the Committee uses in assessing potential Director nominees is set forth in the Corporate Governance and Nominating Committee’s Charter, which is available at the Company’s website, www.caci.com.

Stockholder Communications with Directors

Stockholders may communicate directly with the Company’s Board of Directors or any Director or Committee member, including Audit Committee members, by sending correspondence to such individual c/o CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, ATTN: Arnold D. Morse, Corporate Assistant Secretary. It is the Company’s policy to forward directly to the Directors all such communications addressed to them and delivered to the Company at the above stated address.

Executive Sessions

Pursuant to NYSE requirements, executive sessions of non-management Directors will be held during fiscal year 2006. The Chairman of the Corporate Governance and Nominating Committee will serve as the presiding Director at all such meetings.

(1)	The Company’s By-Laws describe the information submission and advanced notification requirements for stockholder recommendations of Director nominees. The Company’s By-Laws, however, do not obligate the Company to include information about the candidate in the Company’s proxy materials, nor do they require the Company to permit the stockholder to solicit proxies for the candidate using Company proxy materials. For the Company’s 2006 Annual Meeting of Stockholders, stockholder notice of a potential Director nominee must be received by the Corporate Assistant Secretary at CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201 by June 20, 2006. The By-Laws are available by writing to the Assistant Secretary at the above-stated address.

(2)	From time to time, the Company may utilize a third party to assist in identifying and qualifying potential Director nominees.

COMPANY STOCK PERFORMANCE CHART

The following charts show how $100.00 invested as of June 30, 2000, in shares of the Company’s common stock would have grown during the five-year period ending June 30, 2005, as a result of changes in the Company’s stock price, compared with $100.00 invested in the Russell 2000 Stock Index and the current Company-selected peer group of companies.

The Russell 2000 Stock Index was chosen because it represents companies of a comparable market capitalization (market capitalization ranging from $70 million to $1.95 billion as of June 30, 2005). Approximately one third of the companies represented in the Russell 2000 Stock Index are listed on the New York Stock Exchange.

The Company peer group consists of the following companies listed by areas of expertise or service offerings. Systems integration: Accenture, Anteon International Corporation, BearingPoint, Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, SRA International, Inc., and Titan Corporation. Engineering services: Accenture, Anteon International Corporation, SRA International, Inc., and Titan Corporation. Managed network services: Computer Sciences Corporation. Knowledge management: Sourcecorp, Inc.

The historical information set forth below is not necessarily indicative of future performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
COMPANY PEER GROUP

$700
$600
$500
$400
$300
$200
$100
$0
2000
2001
2002
2003
2004
2005
CACI INTERNATIONAL INC
RUSSELL
PEER GROUP

	Base			Index Returns
Company/Index Name	2000	2001	2002	2003	2004	2005
CACI International Inc Russell 2001 Index Company peer group	$100.00 100.00 100.00	$241.03 100.66 112.01	$391.69 91.93 84.71	$351.79 90.42 62.56	$414.77 120.59 73.47	$647.79 131.98 67.44

AUDITOR FEES

Fees Paid to Ernst & Young LLP

The Audit Committee will consider reappointing Ernst & Young LLP as the Company’s independent accountants to audit the consolidated financial statements for the fiscal year ending June 30, 2006 at the next regularly scheduled Audit Committee meeting. We expect that representatives of Ernst & Young LLP will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

The following is a summary of the fees for professional services rendered by Ernst & Young LLP for the fiscal years ended June 30, 2005 and June 30, 2004:

	June 30,
	2005	2004
Audit Fees(1)
• Annual audit and quarterly reviews of the consolidated financial statements	$494,000	$376,000
• Annual audit of management’s assessment of internal control over financial reporting	651,000	0
• Additional audit procedures for 2004 as a result of the Defense and Intelligence Group (“D&IG”) of American Management Systems, Inc. acquisition	0	45,000
• Statutory audits of subsidiaries	70,000	56,000

Total Audit Fees	$1,215,000	$477,000

Audit-Related Fees(2)
• Employee benefit plans	$23,000	$19,000
• Advisory and due diligence services related to acquisitions	47,000	600,000
• Filing of S-3 and S-8 registration statements	39,000	0
• Various accounting consultation	21,000	0
• Audits of the financial statements of D&IG for the years ending December 31, 2003, 2002, and 2001	0	490,000
• Implementation of the requirements of Section 404 of the Sarbanes-Oxley Act	0	75,000

Total Audit-Related Fees	$130,000	$1,184,000

Tax Fees(3)
• Tax advisory fees	$409,000	$20,000
Total Tax Fees	$409,000	$20,000

All Other Fees(4)	$0	$0

Total	$1,754,000	$1,681,000

(1)	Audit Fees include fees for professional services rendered by Ernst & Young LLP for 2005 consisted of the examination in connection with the audit of the consolidated financial statements of the Company and quarterly review of financial statements, and services that are normally provided in connection with Company statutory and regulatory filings or engagements. For fiscal year 2005, these fees included services provided in connection with Ernst & Young LLP’s audit of management’s assessment of internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees consist of fees paid to Ernst & Young LLP for assurance and related services provided in connection with the audit of the Company’s 401(k) plan financial statements, the filing of S-3 and S-8 registration statements, due diligence assistance and various accounting consultations.

(3)	Tax Fees consist primarily of fees incurred in connection with the Company’s application for state employment tax credits and analysis of sales and use tax implications related to the Company’s acquisition of the Defense and Intelligence Group of American Management Systems, Inc.

(4)	All Other Fees are fees that are paid to Ernst & Young LLP for services not included in the first three categories, including valuation services performed prior to Ernst & Young LLP becoming the Company’s principal accountants.

COMPENSATION COMMITTEE REPORT
FOR FISCAL YEAR 2005

The Company’s executive compensation policies and practices are overseen by the Compensation Committee of the Board of Directors (the Committee). In fiscal year 2005 the members of the Committee were Michael J. Bayer, Richard L. Leatherwood, Charles P. Revoile, John M. Toups, and Larry D. Welch. Each Committee member is a Director and meets the independence requirements established by the New York Stock Exchange. Committee actions concerning Executive Officer compensation are subject to full Board review. Award decisions under the Company’s 1996 Plan, however, are delegated exclusively to the Committee.

Set forth below is the report of the Committee for fiscal year 2005 addressing the Company’s executive compensation policies for fiscal year 2005 as they affected (1) Dr. London and (2) Messrs. Bradford, Elefante, Fairl, Johnson, and Waechter, who were the Company’s Executive Officers.(1)

Executive Compensation Policies

Executive Officers’ compensation levels are intended to be fair (but not excessive) and competitive with similar sized companies in the Company’s industry. In setting compensation levels, the Committee takes into account both objective and subjective performance criteria, including: (1) the Company’s after-tax earnings; (2) actual versus target operating performance in terms of revenue and after-tax earnings; (3) each officer’s initiative and contributions to overall performance; (4) achievement of specific, pre-set strategic objectives; (5) managerial ability; and (6) performance of special projects.(2) Incentive compensation programs typically include performance thresholds, below which either no bonus or a significantly reduced bonus is paid. It is the Committee’s intent by considering these criteria to tie a significant portion of the Executive Officers’ compensation to Company performance.

The Company uses stock-based compensation to the Executive Officers as a means of (1) aligning the interests of management with those of the stockholders, and (2) retaining key executives through the use of stock option awards and RSUs with future exercise dates. The Executive Officers may participate in: (1) the Company’s 1996 Plan; (2) the Executive Stock Bonus Plan; (3) the Officer Stock Deposit Program; and (4) the MSPP. For fiscal year 2005, awards of options and RSUs under the 1996 Plan were made based on the position of the officer and the achievement of certain performance measures.

Executive Officers also are permitted to participate in certain broad-based employee benefit plans on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitation placed on the amounts that may be contributed or the benefits that may be payable under such plans. For example, the Company makes matching contributions to the Company’s voluntary 401(k) CACI $MART PLAN on behalf of the Executive Officers based on the amount of each Executive Officer’s contributions to the Plan and on the Company’s profits for each fiscal year and to the CACI Non-Qualified Executive Retirement Plan based on the Executive Officer’s compensation. The Executive Officers may elect to contribute a percentage of their compensation to the CACI Non-Qualified Executive Retirement Plan.

(1)	L. Kenneth Johnson, former President, U.S. Operations, CACI, INC.-FEDERAL retired from the Company effective November 1, 2004 and Mr. William M. Fairl was appointed Acting Chief Operating Officer on September 1, 2004, and Chief Operating Officer, U.S. Operations effective April 1, 2005.

(2)	The Committee also considers cost-of-living and expatriate adjustments for Executive Officers serving outside the United States. At present, Mr. Bradford, Chief Executive and President of CACI Limited, a Company subsidiary in the United Kingdom, is the only Executive Officer serving abroad. Mr. Bradford is not paid a cost-of-living or expatriate adjustment.

Relationship of Executive Compensation to Company Performance

Compensation paid to the Executive Officers in fiscal year 2005 (as reflected in the Summary of Executive Officer Compensation table included in this Proxy Statement) consisted primarily of base salary and performance bonus, along with specific stock option and/or restricted stock unit grants (as reflected in the Option Grants During Fiscal Year 2005 table included in this Proxy Statement).

Compensation plans for fiscal year 2005 were developed late in fiscal year 2004 following a review of compensation to ascertain the compensation levels that would be necessary or desirable to maintain the Company’s compensation structure on a competitive basis, and to provide appropriate incentive for achieving desired Company performance. Specific performance targets were established and incorporated into fiscal year business plans that were developed by the Executive Officers under the supervision of the Chief Executive Officer and approved by the Board of Directors.

The approved fiscal year business plans were used as the basis for the Company’s performance bonus plans, which provided for bonus payments to Executive Officers based on actual versus target operating performance in terms of after-tax earnings for the Company as a whole; and for those Executive Officers in charge of an operating unit, for the Executive Officer’s particular unit. These plans provided for (1) no bonus payment for performance below a pre-set minimum profit threshold; (2) payment of a base bonus for performance that exceeded the minimum profit threshold; and (3) payment of an enhanced bonus at increasing percentage levels as performance met or exceeded additional pre-set profit levels.

The Company’s incentive compensation plans also allowed for payment of additional compensation on the basis of achievement of (1) specific, pre-set strategic objectives and (2) an evaluation of each Executive Officer’s initiative and contributions to overall performance apart from quantitative financial performance. Payments pursuant to such subjective criteria were determined at or close to the end of fiscal year 2005 after discussions among the Committee and, for all Executive Officers other than Dr. London, after discussions between the Committee and Dr. London.

Chief Executive Officer Compensation

The Committee’s approach to setting the Chief Executive Officer’s compensation, as in the case of the other Executive Officers, is to tie a significant portion of his compensation to Company performance while seeking to be competitive with other similar sized companies in the Company’s industry and to provide the Chief Executive Officer with some certainty as to the level of his compensation through base salary. The Committee believes that this approach appropriately rewards the Chief Executive Officer for achievement of Company performance goals.

Dr. London’s salary and bonus compensation for fiscal year 2005 was $3,633,046, an increase of $699,928 from fiscal year 2004 as a result of the operation of Dr. London’s incentive compensation plan applied to the Company’s after-tax earnings in fiscal year 2005.

Dr. London’s fiscal year 2005 incentive compensation was based on the Company’s net after-tax profit, both for individual quarters within the fiscal year and for the fiscal year as a whole. Dr. London was entitled to a bonus based on each quarter’s net after-tax profit so long as that profit was equal to or exceeded the net after-tax profit for the same quarter of fiscal year 2004, and a larger, variable bonus upon reaching or exceeding a predetermined threshold net after-tax profit level for the fiscal year. During fiscal year 2005, by operation of the applicable bonus formulae, Dr. London earned $2,920,996 in aggregate incentive compensation for quarterly and annual net after-tax profit results for the fiscal year.

The Committee believes that in view of the Company’s performance for the year, Dr. London’s compensation for fiscal year 2005 was reasonable.

In June, 2005, the Committee and the Board of Directors approved a bonus arrangement for Dr. London for fiscal year 2006 which ties a significant portion of Dr. London’s compensation to the achievement by the Company of certain profit results during fiscal year 2006.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Michael J. Bayer	Charles P. Revoile
Richard L. Leatherwood	John M. Toups
Larry D. Welch

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2005

The members of the Company’s Audit Committee (the Committee) are Peter A. Derow, Richard L. Leatherwood, Barbara A. McNamara, Arthur L. Money, and Warren R. Phillips.

The actions of the Committee are accomplished pursuant to the Audit Committee Charter (copy attached as Appendix A) that was first adopted by the Board of Directors in June, 1994 and has been reviewed and amended as necessary annually since that date. Each member of the Audit Committee qualifies as “independent” in accordance with the requirements of New York Stock Exchange Listed Company Manual, Sections 303.01(B)(2)(a) and (3). In fulfilling its responsibilities as set forth in the Audit Committee Charter, the Committee has accomplished the following:

1.	It has reviewed and discussed the audited financial statements with management;

2.	It has discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement of Accounting Standards (SAS) 61 (Codification of Statements on Auditing Standards, AU section 380) as modified or supplemented through August 1, 2005;

3.	It has received the written disclosures and the letter from Ernst & Young LLP, required by Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees) as modified or supplemented through August 1, 2005;

4.	It has discussed with Ernst & Young LLP its independence under Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees); and

5.	Based on the review and discussions described in subparagraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Peter A. Derow	Barbara A. McNamara
Richard L. Leatherwood	Arthur L. Money
Warren R. Phillips

AUDIT COMMITTEE AND FINANCIAL EXPERT

The Board of Directors has determined that all members of the Audit Committee are financially literate as interpreted by the Board in its business judgment in accordance with NYSE Listed Company Manual Section 303A.7(i) requirements. The Board of Directors has determined that the Company’s Audit Committee contains at least one Audit Committee financial expert, Richard L. Leatherwood, as the term is defined under applicable SEC regulations and therefore also meets the accounting and related financial management expertise requirements of the NYSE rules. Mr. Leatherwood is “independent” as that term is used in Schedule 14A, Item 7(d)(3)(iv) under the Securities Exchange Act of 1934, as amended.

SOLICITATION

The cost of solicitation of proxies will be borne by the Company. The firm of Morrow & Co., Inc. has been retained to assist in soliciting proxies at a fee not to exceed $6,500, plus expenses. The Company may also reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable clerical expenses incurred by them in forwarding the proxy material to their principals. Proxies may be solicited without extra compensation by certain Officers, Directors and other employees of the Company, by telephone or telegraph, by personal contact, or by other means.

FUTURE STOCKHOLDER PROPOSALS

In order to be considered for presentation at the 2006 Annual Meeting, pursuant to the Company’s By-Laws, stockholder proposals must be received by the Assistant Secretary of the Company at 1100 North Glebe Road, Arlington, Virginia 22201 no later than June 20, 2006. Under SEC rules, in order to be included in the proxy materials for the 2006 Annual Meeting, stockholder proposals must meet the requirements of those rules and be received at the foregoing address no later than June 16, 2005.

AVAILABILITY OF FORM 10-K

The Company will provide without charge to each person solicited by this Proxy Statement a copy of its Annual Report on Form 10-K for the fiscal year ending June 30, 2005, including financial statements and financial statement schedules but excluding the exhibits to Form 10-K. The Form 10-K includes a list of the exhibits that were filed with it, and the Company will furnish a copy of any such exhibit to any person who requests one upon the payment of our reasonable expenses in providing the requested exhibit. For further information, contact David L. Dragics, Vice President, Investor Relations, CACI International Inc, 1100 North Glebe Road, Arlington, Virginia 22201, telephone 703-841-7800. The Company’s Annual Report on Form 10-K and its other filings with the SEC, including the exhibits, are also available for free on our Internet site (www.caci.com) and the SEC’s Internet site (www.sec.gov).

OTHER MATTERS

As of this date, the Board knows of no business which may properly come before the meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons named therein.

By Order of the Board of Directors

Arnold D. Morse, Assistant Secretary

Arlington, Virginia
Dated: October 14, 2005

APPENDIX A
AUDIT COMMITTEE CHARTER
Adopted August 2005

The CACI Audit Committee is a Committee of the Board of Directors. Its primary responsibilities are to assist the Board of Directors in fulfilling its oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with applicable legal and regulatory requirements; (iii) the independence and qualifications of the Company’s independent auditors; and (iv) the performance of the Company’s internal and independent auditors. The Audit Committee is also responsible for preparing an Audit Committee report as required by the Securities and Exchange Commission to be included in the Company’s Annual Proxy Statement.

Committee Composition:

1.	The Committee shall be composed of at least three (3) independent directors, as defined in applicable regulations and listing standards.

2.	Each member of the Committee must be found by the Board of Directors to be financially literate, as defined in applicable regulations and listing standards, or must become so within a reasonable time following appointment to the Committee.

3.	At least one member of the Committee shall have accounting or related financial management experience as determined by the Board of Directors. In addition, the Committee shall annually require the Board of Directors to make a determination as to whether or not any of the Committee’s members qualifies as an “Audit Committee Financial Expert,” as defined by the regulations of the Securities and Exchange Commission (SEC), and ensure that the Company makes the related disclosure required by Item 401 (h) of SEC Regulation S-K.

4.	The members of the Committee must have adequate time to perform the responsibilities of the Committee. In order to assure that this is the case, should any member of the Committee be serving on the audit committees of more than three (3) companies, the Board of Directors must make an affirmative determination that such service would not impair the ability of such member to effectively serve on the Committee (which determination shall be disclosed in the Company’s proxy statement).

Committee Responsibilities:

1.	To establish and comply with a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of information regarding questionable accounting or auditing matters.

2.	To be directly responsible for the appointment, compensation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each independent audit firm so engaged shall report directly to the Committee.

3.	To obtain and review at least annually in connection with the Committee’s determination of the independent auditor’s qualifications, performance and independence a report from the independent auditors describing: (i) the independent auditor’s quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to address any such issues; and (iii) all relationships between the independent auditor and the Company.

4.	In connection with the evaluation of the independent auditor to: (i) review and evaluate the independent auditor’s lead partner taking into account the opinions of Company management and internal auditors; (ii) ensure that such partner is rotated off the engagement as required by applicable law; (iii) consider whether, in order to ensure an appropriate degree of independence, there should be a rotation of the independent audit firm itself; and (iv) present to the Board of Directors the Committee’s conclusions with respect to such matters.

5.	To engage as necessary independent counsel and other advisors to assist the Committee in carrying out its duties. The Company shall provide the Committee appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and any counsel or advisors engaged by the Committee.

6.	To provide an open avenue of communications between the internal and independent auditors and the Board of Directors.

7.	To approve in advance the engagement of the independent auditors to perform any audit or non-audit services in accordance with Section 202 of the Sarbanes-Oxley Act and its implementing regulations, and to approve in advance the engagement of any other “big four” firm to perform services for the Company. The Committee may delegate to one or more of its members the authority to grant the required pre-approvals, provided that such member or members report any such decisions to the Committee at its next quarterly meeting.

8.	To annually perform an evaluation of its performance.

9.	To obtain and review at least annually a report of the independent auditors regarding (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditors; (iii) other material written communications between the independent auditors and Company management (such as the management letter or a schedule of unadjusted differences).

10.	To discuss the Company’s audited financial statements and quarterly financial statements with management and the independent auditor, including the disclosures included in “Management’s Discussion and Analysis of Financial Condition and the Results of Operations.”

11.	To discuss in general terms (including a discussion of the types of information disclosed and the type of presentation to be made) the Company’s earnings press releases and accompanying financial information and earnings guidance.

12.	To review the Company’s guidelines and policies with respect to risk assessment and management, including discussion of the Company’s major financial risk exposures and the steps the management has taken to monitor and control such exposures.

13.	To periodically meet separately with management, internal audit and the independent auditors to discuss issues, if any, that warrant the attention of the Committee.

14.	To review with the independent auditor any problems or difficulties encountered in connection with performance of the audit, including restrictions on the scope or activities, access to requested information, and disagreements with management (in connection with such review, the Committee should focus on any accounting adjustments noted or proposed by the auditor that were not adopted by management; communications between the auditors and their national office regarding auditing or accounting issues arising in connection with the engagement; any management or internal control letter issued or proposed to be issued; and the responsibilities, budget and staffing of the Company’s internal audit function).

15.	To establish clear policies governing the hiring of employees or former employees of the independent auditors.

16.	To report regularly to the Board of Directors on the activities of the Committee.

17.	To review and update the Committee’s charter as necessary.

18.	To review the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

19.	To review with management and the independent accountant at the completion of the annual audit:

a.	The adequacy of internal controls, including controls over computerized information systems, and any significant findings and recommendations, and management’s responses.

b.	Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards, such as SAS #61.

20.	To consider and review with management and the Director of Internal Audit:

a.	Significant findings during the year, recommendations and management’s responses thereto.

b.	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information, or anything which might impair their independence.

c.	Any changes required in the planned scope of their audit plan.

d.	The annual Internal Audit Plan, department budget and staffing prior to finalization.

e.	Coordination of work with the independent accountant to ensure effective use of audit resources.

f.	The Internal Audit charter.

g.	Internal Auditing’s compliance with IIA’s Standards for the Professional Practice of Internal Auditing (Standards).

21.	To review prior to filing any SEC documents which require Board of Directors signature, including but not limited to the Annual Report on Form 10-K.

22.	To review with the Director of Internal Audit the results of their review of the Company’s compliance with its codes of conduct.

23.	To review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

24.	To review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received from regulators.

25.	To perform such other functions as may be required by law, the Company’s Charter or By-Laws, or by the Board of Directors.

Miscellaneous:

1.	The Committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities.

2.	The Committee shall meet at least four (4) times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

3.	Minutes of each meeting are to be prepared by the General Counsel or his designee and approved by the Committee.

APPENDIX B

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Services Performed by the Independent Auditors

A. Statement of Principles

The purpose of this Policy is to set forth the procedures by which the Audit Committee of the Board of Directors (the Committee) intends to fulfill its responsibilities with respect to the engagement of the independent auditor to perform audit and non-audit services for the Company. It does not delegate the Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

Under the Sarbanes-Oxley Act of 2002 (the “Act”), the Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Committee is required to pre-approve any audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, and outlining the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services, which the SEC considers to be equally valid. Proposed services may be pre-approved by the Committee without consideration of specific case-by-case services (“general pre-approval”), or pre-approved by the Committee on a specific case-by-case basis (“specific pre-approval”). The Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. It is expressly understood that, unless a type of service has received general pre-approval in accordance with this Policy, it will require specific pre-approval by the Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Committee.

For both general and specific approval situations, the Committee will consider whether the proposed services are consistent with the SEC’s rules on auditor independence. The Committee also will consider (i) whether the independent auditor is best positioned to provide the proposed services most effectively and efficiently based on its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and (ii) whether the service are likely to enhance the Company’s ability to manage or control risk or improve audit quality. Such factors will be considered as a whole, and no one factor necessarily will be determinative.

The Committee also is mindful that the relationship between fees for audit and non-audit services is a matter that should be considered in deciding whether to pre-approve any such services, and the Committee in its discretion may set for each fiscal year an acceptable ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services, denominated as All Other services.

The term of any general pre-approval is 12 months from the date of pre-approval, unless the Committee states otherwise in connection with its approval. The Committee annually will review and consider renewing its approval of the services that have been the subject of general pre-approval during the preceding year. The Committee may add to or subtract from the list of generally pre-approved services from time to time as the Committee sees fit.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

B. Delegation of Authority

As provided in the Act and the SEC’s rules, the Committee may delegate either type of pre-approval authority to one or more of its members. The member (or members) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

C. Audit Services

The annual Audit services engagement terms and fees must be specifically pre-approved by the Committee. Services appropriately included in the audit engagement include the following:

•	Annual financial statement audit (including required quarterly reviews).

•	Statutory audit in the United Kingdom (and any other applicable subsidiary audits).

•	Other procedures required to be performed by the independent auditor in order to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review.

•	Attestation engagements for the independent auditor’s report on management’s report on internal controls for financial reporting.

The Committee will monitor the Audit services engagement as necessary, but no less than quarterly, and will also approve in advance as necessary any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approval by the Committee, the Committee may grant general pre-approval for Other Audit Services. Other Audit Services are those services that only the independent auditor reasonably can provide, and may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings.

All Other Audit Services not generally pre-approved by the Committee must be specifically pre-approved by the Committee.

D. Audit-related Services

Audit-related Services generally are considered to include (i) assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and (ii) services that are traditionally performed by the independent auditor. Because the Committee believes that the provision of Audit-related Services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Committee is likely to grant general pre-approval to Audit-related Services. The Audit-related Services category specifically includes, among other services, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not otherwise classified as “Audit Services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; and agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters.

All Audit-related Services not generally pre-approved by the Committee must be specifically pre-approved by the Committee.

E. Tax Services

The Committee believes that the independent auditor can provide Tax Services to the Company, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence, and the Committee is cognizant of the fact that the SEC has stated that the independent auditor may provide such services. Hence, the Committee will consider granting general pre-approval to those Tax Services that have historically been provided by the auditor that the Committee believes would not impair the independence of the auditor consistent with the SEC’s rules on auditor independence. The Committee will not approve engagement of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Committee will consult with the Chief Financial Officer or General Counsel to determine that the tax planning and reporting positions taken by the Company are consistent with this policy.

All Tax Services not generally pre-approved by the Committee and all Tax Services involving large and complex transactions must be specifically pre-approved by the Committee.

F. All Other Services

Based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, the Committee is of the opinion that other types of non-audit services are permitted. Accordingly, the Committee believes it may grant general pre-approval to those permissible non-audit services classified as All Other Services that are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

All Other Services not generally pre-approved by the Committee must be specifically pre-approved by the Committee.

A list of the non-audit services that SEC rules prohibit the independent auditor from performing is attached to this policy as Exhibit I. If necessary, the Committee will consult with the General Counsel or an outside advisor of its choosing to determine the specific application of the SEC’s rules to specific situations.

G. Pre-Approval Fee Levels or Budgeted Amounts

The Committee annually may establish ceilings on the level of fees and/costs of generally pre-approved services that may be performed without seeking re-approval from the Committee. Any proposed services exceeding such levels will require specific pre-approval by the Committee. The Committee will consider the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax Services, and the total amount of fees for services classified as All Other Services.

H. Procedures

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the Committee will be submitted to the Chief Financial Officer (with a copy to the Chief Executive Officer) and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that has received the general pre-approval of the Committee. The Chief Financial Officer will inform the Committee and the Chief Executive Officer promptly of any such services rendered by the independent auditor.

Proposals to engage the independent auditors to provide services that require specific approval by the Committee will be submitted to the Committee by both the independent auditor and the Chief Financial Officer (after notice to the Chief Executive Officer and an opportunity to discuss such services with the Chief Executive Officer), and must include a joint statement by the independent auditor and the Chief Financial Officer as to whether the proposal that the independent auditor perform such services is consistent with the SEC’s rules on auditor independence.

The Committee has designated the Internal Auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Internal Auditor will report to the Committee (with copies to the Chief Executive Officer and the Chief Financial Officer) on a periodic basis on the results of its monitoring. Both the Internal Auditor and the Chief Financial Officer will immediately report to the Chairman of the Committee (with a copy to the Chief Executive Officer) any breach or suspected breach of this policy that comes to the attention of the Internal Auditor or any member of the Top Management Team.

The Committee will review the Internal Auditor’s annual internal audit plan to confirm that the plan provides for the monitoring of the independent auditor’s services.

I. Additional Requirements

The Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No.1, and discussing with the independent auditor its methods and procedures for ensuring independence.

II.	Performance of Services by Other Audit Firms

It is the intent of the Committee that all services to be performed for the Company by a firm traditionally engaged in providing audit services to public companies be approved in advance by the Committee. Such pre-approval will enable the Committee to be aware of and to consider all services provided to the Company by such firms when considering engagement of independent auditors and/ or approval of specific services to be performed by the independent auditors in accordance with Section I of this Policy.

Any proposal to engage any such firm to perform services for the Company, therefore, will be provided to the Committee, or to the Chairman of the Committee in accordance with specific delegation of the authority of the Committee, by the Chief Financial Officer (after consultation with the Chief Executive Officer) for consideration and approval by the Committee. Such proposal must include a detailed description of the services proposed to be rendered.

To the extent that the authority to pre-approve such services has been delegated to the Chairman of the Committee, the Chairman will report to the Committee on any pre-approvals that he has granted at the next scheduled meeting of the Committee.

III.	Reports

No less frequently than annually, the Chief Financial Officer of the Company shall report to the Committee (with a copy to the Chief Executive Officer) on the specific services provided by and the amounts paid by the Company to the independent auditors and other accounting firms engaged pursuant to this Policy. Such report shall, at a minimum, list and describe all of the services provided by such firms and identify the exact sums paid by the Company to each firm in connection with each separate engagement.

Exhibit I
Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing services

•	Management functions.

•	Human resources.

•	Broker-dealer, investment advisor, or investment banking services.

•	Legal Services.

•	Expert services unrelated to the audit.

CACI INTERNATIONAL INC 1100 N. GLEBE RD. ARLINGTON, VA 22201

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CACI INTERNATIONAL INC

Election of Directors

1.	Nominees for election to the Company's Board of Directors:

	01) Herbert W. Anderson 02) Michael J. Bayer 03) Peter A. Derow 04) Richard L. Leatherwood 05) J. Phillip London	06) Barbara A. McNamara 07) Arthur L. Money 08) Warren R. Phillips 09) Charles P. Revoile 10) Larry D. Welch	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

Please complete, date, sign and mail this proxy card in the enclosed prepaid envelope.

For comments, please check this box and write them on the back where indicated	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Common Stock

CACI International Inc
PROXY FOR NOVEMBER 17, 2005 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints J.P. London and Warren R. Phillips, and each of them, as Proxies of the undersigned, each with full power of substitution, to vote all of the shares of Common Stock of CACI International Inc the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of CACI International Inc to be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042, on November 17, 2005 at 9:30 a.m. Eastern Standard Time and at any adjournment thereof.

The Board of Directors recommends a vote "FOR ALL" on the item on the reverse side, as more fully described in the accompanying Proxy Statement.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED "FOR ALL" ON THE ITEM ON THE REVERSE SIDE. As of the date of the Proxy Statement, the Board of Directors knows of no other business to be presented at the Annual Meeting.

Please sign exactly as your name is shown on this proxy card. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are owned jointly, each owner should sign. If the signer is a corporation, the full corporate name shall be given, and the proxy card shall be signed by a duly authorized officer.

By my signature, on the reverse side of this proxy, I acknowledge receipt of the Notice and Proxy Statement for the Annual Meeting of Stockholders of CACI International Inc.

COMMENTS:

(If you noted any comments on the lines above, please check the corresponding box on the reverse side)